As filed with the Securities and Exchange Commission on June 9, 2022
Investment Company Act File No. 811-23647

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)
☒ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
☒ Amendment No. 3

NB CROSSROADS PRIVATE MARKETS
FUND VII LP
(Exact name of Registrant as specified in Charter)

325 North Saint Paul Street, 49th Floor
Dallas, Texas 75201
(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code: (212) 476-8800

Corey Issing
Neuberger Berman Investment Advisers LLC
1290 Avenue of the Americas
New York, NY 10104
(Name and address of agent for service)

COPY TO:

Nicole M. Runyan, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act of 1933 (the “Securities Act”)).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934.

☐
If an Emerging Growth Company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This Registration Statement of NB Crossroads Private Markets Fund VII LP (the “Registrant”) has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Limited partnership interests in the Registrant (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the Securities Act. Investments in the Registrant may only be made by entities or persons that are both (i) “accredited investors” within the meaning of Regulation D under the Securities Act and (ii) “qualified clients” as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). This Registration Statement does not constitute an offer to sell, or the solicitation of any offer to buy, Interests in the Registrant.

NB CROSSROADS PRIVATE
MARKETS FUND VII LP

June 2022

Supplement to the Confidential Private Offering Memorandum
Dated December 2021

A REGISTRATION STATEMENT TO WHICH THE CONFIDENTIAL PRIVATE OFFERING MEMORANDUM (THE “OFFERING MEMORANDUM”) OF NB CROSSROADS PRIVATE MARKETS FUND VII LP (THE “REGISTRANT”) RELATES HAS BEEN FILED BY REGISTRANT PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. LIMITED PARTNERSHIP INTERESTS IN THE REGISTRANT (“INTERESTS”) ARE NOT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND WILL BE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS THAT DO NOT INVOLVE ANY “PUBLIC OFFERING” WITHIN THE MEANING OF SECTION 4(A)(2) OF THE SECURITIES ACT. INVESTMENTS IN THE REGISTRANT MAY ONLY BE MADE BY ENTITIES OR PERSONS THAT ARE BOTH (I) “ACCREDITED INVESTORS” WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT AND (II) “QUALIFIED CLIENTS” AS DEFINED IN RULE 205-3 UNDER THE INVESTMENT ADVISERS ACT OF 1940, AS AMENDED. THE REGISTRATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, INTERESTS IN THE REGISTRANT.

THE INFORMATION CONTAINED IN THIS SUPPLEMENT TO THE OFFERING MEMORANDUM IS QUALIFIED IN ITS ENTIRETY BY THE REGISTRATION STATEMENT ON FORM N-2, AS AMENDED, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

THIS SUPPLEMENT TO THE OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, A SECURITY IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN THAT JURISDICTION.

Supplement dated June 9, 2022 to the
Confidential Private Offering Memorandum dated December 2021 of
NB Crossroads Private Markets Fund VII LP

The information set forth below supplements and supersedes any contrary information contained in the Confidential Private Offering Memorandum, dated December 2021, of NB Crossroads Private Markets Fund VII LP (the “Fund”).  Prospective Investors are urged to read carefully the Fund’s Confidential Private Offering Memorandum and Limited Partnership Agreement, as amended and restated from time to time. Capitalized terms not otherwise defined in this supplement have the same meaning as in the Confidential Private Offering Memorandum. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund’s Subscription Agreement.

Effective immediately, the following changes are made to the Confidential Private Offering Memorandum:

The section “Key Fund Terms—Initial Closing” is deleted in its entirety and replaced with the following:

The initial closing will occur on the first date that the Fund admits prospective Investors into the Fund upon completing the required properly executed Subscription Documents (such date, the initial closing date). Interests in the Fund will be offered at an initial price of $1,000 per unit of Interest. The Fund held its initial closing on February 14, 2022.

The first paragraph of the section “Summary of Offering Terms—Initial and Subsequent Closings” is deleted in its entirety and replaced with the following:

The initial closing will occur on the first date that the Fund admits prospective Investors into the Fund upon completing the required properly executed Subscription Documents. Interests in the Fund will be offered at an initial price of $1,000 per unit of Interest. The Fund held its initial closing on February 14, 2022.

The section “Investment Policies and Restrictions — Responsible Avoidance Policy” is deleted in its entirety and replaced with the following:

Responsible Avoidance Policy. The Adviser had adopted the following policies with respect to investment opportunities for the Master Fund (the “Responsible Avoidance Policy”):

•
Human Rights, Labor, Environment and Anti-Corruption. The Adviser will not knowingly directly invest in a company in violation of the United Nations Global Compact (UNGC) Principles in regards to human rights, labor, the environment and anti-corruption - whether through child labor, human trafficking, forced labor or otherwise.

•
Sanction-related. The Adviser is committed to complying with all applicable economic sanctions to safeguard the future value of any investments, including those issued by the United States through the Office of Foreign Assets Control (OFAC), European Union, United Nations Security Council and Her Majesty’s Treasury (U.K.).

•
Controversial Weapons. The Adviser will not knowingly directly invest in companies that are involved in the manufacture of controversial weapons as such involvement presents material risks to the future value of the investment. The Adviser defines involvement in the manufacture of controversial weapons as either being responsible for end manufacture and assembly of controversial weapons, or being responsible for the manufacture of intended use components for controversial weapons. The Adviser does not include dual-use component manufacturers or delivery platform manufacturers. The Adviser defines controversial weapons as:

o	Biological and Chemical Weapons. Weapons outlawed by the Biological and Toxin Weapons Convention of 1972 and the Chemical Weapons Convention of 1993.

o	Anti-Personnel Mines. Weapons that signatories agreed to prohibit the use, stockpiling, production or transfer of under the 1997 Anti-personnel Landmines Convention.

o	Cluster Munitions. Weapons that signatories agreed to restrict the manufacture, use and stockpiling of, as well as components of these weapons, under the 2008 Convention on Cluster Munitions.

o	Depleted Uranium Weapons. Depleted uranium (DU) weapons, ammunition and armor.

•
Thermal Coal. The Adviser will generally, unless the Neuberger Berman Environmental, Social, and Governance Committee and the Adviser determine otherwise, not knowingly directly invest in companies that derive more than 25% of revenue from thermal coal mining or are expanding new thermal coal power generation.

With respect to Primary Investments subject to the Responsible Avoidance Policy, the Adviser will generally not invest in a Portfolio Fund whose strategy is misaligned with the Responsible Avoidance Policy and its operative provisions and will also generally seek contractual confirmation (through side letter provisions or other fund governing documents) of a right to be excused from participating in investments made by Portfolio Funds in which the Adviser invests and which would be prohibited by the Responsible Avoidance Policy, provided however that nothing in the Responsible Avoidance Policy shall prevent the Adviser from making an investment even if the Adviser does not obtain such excuse rights from a Portfolio Fund Manager.

With respect to Co-Investments subject to the Responsible Avoidance Policy, the Adviser will generally assess during its due diligence analysis whether the proposed investee company complies with the Responsible Avoidance Policy and expects to decline to invest in such opportunities that would not be in conformity with the Responsible Avoidance Policy. The Adviser further intends to use commercially reasonable efforts to monitor conformity with the Responsible Avoidance Policy through regular updates and communication with the investee companies and lead general partners for ongoing compliance.

With respect to Secondary Investments subject to the Responsible Avoidance Policy, the Adviser will generally seek to avoid making an investment that would, to its knowledge, result in material exposure to an underlying portfolio company that would be subject to the Responsible Avoidance Policy (and for these purposes, material shall mean, as applicable, (i) when the dedicated secondaries funds managed by the Adviser participate in such transaction, the capital invested into such company by the dedicated secondaries funds, through the Portfolio Fund, represents greater than 1% of the capital commitments of each such dedicated secondaries fund or (ii) where the dedicated secondaries funds managed by the Adviser do not participate in the transaction, the capital invested into such company, through its investment in the Portfolio Fund, represents greater than 1% of the capital commitments of the Fund). Secondary Investments often involve the purchase of one or more limited partnership interests in a Portfolio Fund that already has a diversified portfolio, and the Adviser’s ability to influence the Portfolio Fund Manager is generally limited.

References to John Buser and corresponding information in the “Management” section are removed and the following is added to “Management – Investment Committee”:

Paul Daggett is a Managing Director of Neuberger Berman and a senior member of the Private Investment Portfolios and Co-Investments team. He is also a member of the Private Investment Portfolios and Co-Investments Investment Committee. Prior to joining Neuberger Berman in 2004, Mr. Daggett worked in the European Equity Derivatives Group at JPMorgan Chase & Co. He holds an M.B.A. from the Cox School of Business at Southern Methodist University and a BEng, with honors, in Aeronautical Engineering from the University of Bristol. Mr. Daggett is a Fellow of the Institute of Chartered Accountants in England and Wales (FCA) and holds the Chartered Financial Analyst designation.

The following is added to “Management – Other Accounts Managed by the Portfolio Managers”:

Type of Account	Number of Accounts Managed*	Total Assets Managed	Number of Accounts Managed for which Advisory Fee is Performance- Based	Assets Managed for which Advisory Fee is Performance- Based
Paul Daggett**
Registered Investment Companies	6	$1,569,671,733	6	$1,569,671,733
Other Pooled Investment Vehicles	31	$17,561,439,671	31	$17,561,439,671
Other Accounts	124	$32,565,068,634	124	$32,565,068,634

*	Registered investment companies in a “master-feeder” structure are counted as one investment company for purposes for determining the number of accounts managed.

**	As Mr. Daggett joined the Fund’s Portfolio Management Team on March 1, 2022, his information is as of March 31, 2022.

Investors should retain this supplement for future reference.

PART C

OTHER INFORMATION

Part C of this Registration Statement should be read in conjunction with Parts A and B. Capitalized terms used in this Part C and not otherwise defined have the meanings given them in Parts A and B of this Registration Statement.

ITEM 25.	FINANCIAL STATEMENTS AND EXHIBITS

(1)
Financial Statements: The audited financial statements of each of the Registrant and NB Crossroads Private Markets Fund VII Holdings LP (the “Master Fund”) for the fiscal year ended March 31, 2022, including the reports of the Registrant’s and the Master Fund’s independent registered public accounting firm, are incorporated by reference in the Offering Memorandum to the Registrant’s Annual Report and the Master Fund’s Annual Report.

(2)	Exhibits:

(a)(1)	Certificate of Limited Partnership.(1)

(a)(2)	Limited Partnership Agreement.(2)

(b)	Not Applicable.

(c)	Not Applicable.

(d)	See Item 25(2)(a)(2).

(e)	Not Applicable.

(f)	Not Applicable.

(g)	Not Applicable.

(h)	Form of Placement Agency Agreement.(2)

(i)	Not Applicable.

(j)	Form of Custody Agreement.(2)

(k)(1)	Form of Administration and Accounting Services Agreement.(2)

(k)(2)	Form of Subscription Agreement.(2)

(l)	Not Applicable.

(m)	Not Applicable.

(n)	Not Applicable.

(o)	Not Applicable.

(p)	Not Applicable.

(q)	Not Applicable.

(r)	Code of Ethics of Registrant and its Placement Agent, Investment Adviser and Sub-Adviser.(2)

(1)	Incorporated by reference to the corresponding exhibit of the Registrant’s Registration Statement on Form N-2 filed on March 17, 2021.

(2)	Incorporated by reference to the corresponding exhibit of the Registrant’s Amendment No. 1 to the Registration Statement on Form N-2 filed on October 22, 2021.

ITEM 26.	MARKETING ARRANGEMENTS

Not Applicable.

ITEM 27.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Legal fees
Blue Sky fees
Printing
Miscellaneous
Total

*	Incorporated by reference to Registrant’s Registration Statement on Form N-2 filed on March 17, 2021.

ITEM 28.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL

After completion of the private offering of Interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by the Investment Adviser. Information regarding the ownership of the Investment Adviser is set forth in its Form ADV as filed with the SEC (File No. 801-61757). Information regarding the ownership of the Sub-Adviser is set forth in its Form ADV as filed with the SEC (File No. 801-70009).

ITEM 29.	NUMBER OF HOLDERS OF SECURITIES

Set forth below is the number of record holders as of May 31, 2022, of each class of securities of the Registrant:

Title of Class: Limited Partnership Interests

Number of Record Holders: 2,209

ITEM 30.	INDEMNIFICATION

Registrant’s Partnership Agreement contains provisions limiting the liability, and providing for indemnification, of the Registrant’s Directors and officers under certain circumstances. The Registrant hereby undertakes that it will apply the indemnification provision of the Partnership Agreement in a manner consistent with Release 40-11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of the 1940 Act remains in effect.

Registrant, in conjunction with the Investment Adviser and Registrant’s Board, maintains insurance on behalf of any person who is an Independent Director, officer, employee, or agent of Registrant, against certain liability asserted against him or her and incurred by him or her or arising out of his or her position. Registrant will not pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which Registrant itself is not permitted to indemnify.

ITEM 31.	BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Offering Memorandum in the section entitled “Management.”

ITEM 32.	LOCATION OF ACCOUNTS AND RECORDS

All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the 1940 Act and the Rules promulgated thereunder are in the possession and custody of the Registrant’s administrator, UMB Fund Services, Inc., located at 235 W. Galena Street, Milwaukee, WI 53212, with the exception of certain documents which are in the possession and custody of the Investment Adviser, located at 1290 Avenue of the Americas, New York, NY 10104 and 53 State Street, 13th Floor, Boston, MA 02109. Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of the Investment Adviser.

ITEM 33.	MANAGEMENT SERVICES

Not Applicable.

ITEM 34.	UNDERTAKINGS

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 9th day of June, 2022.

NB Crossroads Private Markets Fund VII LP

By:	NB Crossroads PMF VII GP LLC as its general partner

By:	/s/ James Bowden
Name:	James Bowden
Authorized Signatory

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, NB Crossroads Private Markets Fund VII Holdings LP has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York on the 9th day of June, 2022.

NB Crossroads Private Markets Fund VII Holdings LP

By:	NB Crossroads PMF VII GP LLC as its general partner

By:	/s/ James Bowden
Name:	James Bowden
Authorized Signatory